Exhibit 99.1

AMETEK Acquires Pacific Design Technologies

- Leading Provider of Mission-Critical Thermal Management Solutions -

BERWYN, PA, September 4, 2019 – AMETEK, Inc. (NYSE: AME) today announced that it has acquired Pacific Design Technologies, Inc. (PDT), a leading provider of advanced, mission-critical thermal management solutions.

PDT designs and manufactures a complete range of custom-engineered, liquid cooling systems and components used in a broad set of current and next-generation commercial aerospace, defense and space platforms. PDT was privately held and is headquartered in Goleta, California. The company has annual sales of approximately $40 million and was acquired for approximately $125 million.

“PDT is an excellent acquisition for AMETEK as it enhances our position in the attractive aerospace and defense sectors,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer. “The company’s innovative technology and differentiated solutions nicely complement our already deep expertise in thermal management systems.”

PDT joins AMETEK as part of its Electromechanical Group (EMG) – a differentiated supplier of thermal management systems, and automation and engineered solutions.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247